Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CONTINUES REALIGNMENT AS PART OF ITS ONGOING TRANSFORMATION

Elyria, Ohio - (May 24, 2017) - Invacare Corporation (NYSE: IVC) continues to make progress on its substantial transformation in becoming a leader of medical solutions for complex rehabilitation and post-acute care. As part of its work, Invacare is deploying enhanced quality measures, launching new products and streamlining how it does business - all with the goal of being a profitable leader in its industry. As a consequence of its operational improvements, the company today announced the reduction of its workforce by approximately 50 associates in North America.

This reduction is part of the company's larger effort to be more efficient. These changes are expected to generate an incremental $2.7 million in annualized pre-tax savings in addition to the company’s previously announced restructuring savings of approximately $9.2 million from actions taken since October 2016.

“Our transformation emphasizes quality, patient centric solutions, streamlined customer engagements and reduced costs. We remain focused on improving profitability and managing cash flow to support the extended transformation and future sales growth. Realigning our infrastructure, paced by available resources and cash, is an essential part of our becoming a more sustainably profitable, growing business,” said Matthew E. Monaghan, chairman, president and chief executive officer.

Due to this realignment, the company expects to incur restructuring charges of approximately $0.7 million on a pre-tax basis that will be expensed in the second quarter of 2017. Customary transition assistance will be provided to affected employees as a result of this transition.

Invacare Corporation (NYSE: IVC) is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and heading to work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including any circumstances or developments that might delay or adversely impact the FDA's inspection of the company's Corporate and Taylor Street facilities; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current business initiatives, including the announced restructuring of its workforce; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.